                                                     EXHIBIT 5.1

                                  Opinion of Watkins Ludlam Winter & Stennis, P.A.

                                                   March 20, 2009

Board of Directors
First M&F Corporation
134 West Washington Street
Kosciusko, Mississippi 39090

Gentlemen:

         We have acted as counsel for First M&F Corporation, a Mississippi corporation (the "Company") in connection with the filing of its Registration Statement on Form S-3 filed with the United States Securities and
Exchange Commission on or about the date hereof (the "Registration Statement") for the registration by the
Company under the Securities Act of 1933 (the "Act"):  (a) 30,000 shares of its Fixed Rate Cumulative Perpetual
Preferred Stock, Class B Nonvoting, Series A, (no par) liquidation preference $1,000 per share, (the "Preferred
Shares"); (b) a warrant dated February 27, 2009 (the "Warrant") to purchase common stock, par value $5.00 per share, of the Company (the "Common Stock"); (c) the 513,113 shares (as such amount may be adjusted from time to time pursuant to the terms of the Warrant) of Common Stock for which the Warrant may be exercised (the "Warrant
Shares");  and (d) up to 3,834,307 additional shares of the Company's Common Stock (together with the Warrant, the Warrant Shares and the Preferred Shares, the "Securities").

         The Warrant, the Warrant Shares, and the Preferred Shares are being registered on behalf of the selling securityholder named in the Registration Statement.  The 3,834,307 additional shares of Common Stock are to be issued in connection with a public offering of the Common Stock on a delayed or continuous basis in accordance with the Prospectus contained in the Registration Statement.

         We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of the Company relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that:

         (1)      The Preferred Shares and, upon exercise in accordance with the terms of the Warrant, the
Warrant Shares, to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable.

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         (2)      The Warrant has been duly authorized, and, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (3)      The 3,834,307 shares of Common Stock, par value $5.00 per share, of the Company when issued and sold as described in the Registration Statement will be legally issued, fully paid and non-assessable shares of
Common Stock of the Company.

         The law covered by the  opinions  expressed  herein is limited to the law of the United  States of America and of the States of  Mississippi  and New York.  We have  expressed  no  opinions as to the law of any state other than the States of  Mississippi  and New York.  We hereby  consent to the use of this  opinion as an exhibit to the
Registration  Statement  and to the  reference  to our firm under the caption  "Legal  Matters"  in the  Prospectus contained in the Registration Statement.

                                                     Sincerely,

                                                     /w/ Watkins Ludlam Winter & Stennis, P.A.

                                                     WATKINS LUDLAM WINTER & STENNIS, P.A.

JAG/ag